Exhibit 99.2

Press Release	Source: Ultra Clean Holdings, Inc.

Vijayan Chinnasami Joins Ultra Clean Technology as Chief Operating Officer

HAYWARD, Calif., March 25, 2019 /PRNewswire/ Ultra Clean Holdings, Inc. (Nasdaq: UCTT), today announced that the company has enhanced its executive team by appointing Vijayan Chinnasami as Chief Operating Officer.

Mr. Chinnasami has spent more than 25 years directing multi-billion-dollar manufacturing operations in the US, Latin America, Europe and Asia. Most recently, Vijay held the role of Senior Vice President, EMS Operations for Jabil Circuit, and prior to that, held similar roles at MEMC, Flextronics and Sony. Vijay has successfully overseen manufacturing product integration, development and operations processes, and has implemented disciplines designed to maximize supply chain and manufacturing efficiencies on a global scale. As COO based in Singapore, Mr. Chinnasami will help to enrich the technology and service solutions that UCT’s semiconductor customers need to win in their marketplaces.

“We believe that Vijay’s operational roles with global capital equipment and service companies makes him particularly well-qualified to help UCT extend its market leadership position by applying disciplines that will enable us to scale our operations effectively,” said Jim Scholhamer, CEO. “His expertise in improving operational efficiencies, predictability and reliability will assist in reducing overall operating costs that should drive improved profitability.”

Mr. Chinnasami holds a Bachelor in Production Engineering from Swinburne University of Technology Victoria in Australia. Vijay is fluent in four languages and will be based out of UCT’s Singapore office, strategically close to major IDM and OEM customers.

About Ultra Clean Holdings, Inc.

Ultra Clean Holdings, Inc. is a leading developer and supplier of critical subsystems, ultra-high purity cleaning and analytical services primarily for the semiconductor industry. Ultra Clean offers its customers an integrated outsourced solution for major subassemblies, improved design-to-delivery cycle times, design for manufacturability, prototyping and component manufacturing, and tool chamber parts cleaning and coating, as well as microcontamination analytical services. Ultra Clean is headquartered in Hayward, California. Additional information is available at www.uct.com.

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